Exhibit 99.03

Pazoo, Inc. Makes Three More Installments Of More Than $300,000
To Partners MA & Associates, LLC, A Company Formed To Set Up And Be
A Medical Marijuana Testing Laboratory In The State Of Nevada

Whippany, N.J., July 17, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that it made installments of $32,000 in June and $20,000 this week to MA & Associates. Additionally, Pazoo put into escrow a total of $250,000 which is a standing capital requirement to file the medical marijuana license application in the State of Nevada.

With these three installments, Pazoo has now invested nearly $500,000 into MA & Associates. MA & Associates is expected to submit its application to be licensed with the State of Nevada in early August. MA & Associates management is very pleased and confident in the ongoing process due to the state of the art leading technology that it will be utilizing through an exclusive license from its technology partner. This technology partner continues to request their name not be disclosed at the current time.

MA & Associates LLC will not be growing or dispensing medical marijuana. It is solely a medical testing laboratory whose purpose is to test and ensure that all medical marijuana meets the stringent safety and quality standards set forth by the State of Nevada. This fits with the overall mission of Pazoo to ensure that health and wellness products, such as medical marijuana, meet exacting quality and safety regulations so as to ensure that products introduced into the marketplace are safe for everyone.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: July 17, 2014